Exhibit 99.1
FOR IMMEDIATE RELEASE
MONDAY, MAY 11, 2009
CARE INVESTMENT TRUST INC. ANNOUNCES
FIRST QUARTER 2009 RESULTS
2009 First Quarter Highlights
▪	Received $22.5 million from the sale of a mortgage investment in February 2009.

▪	Paid down entire $37.8 million of debt outstanding under warehouse line in March 2009 and retired facility.

▪	Current cash and cash equivalents of approximately $46 million.
NEW YORK – May 11, 2009 – Care Investment Trust Inc. (NYSE: CRE) (“Care” or the “Company”), a real estate investment and finance company formed to invest in healthcare-related real estate and commercial mortgage debt, today reported financial results for the first quarter ended March 31, 2009. The Company reported net income as calculated in accordance with GAAP of $2.5 million, or $0.12 per basic and diluted share. Net income was impacted by a non-cash depreciation charge from the Company’s real estate investments of $3.2 million and a non-cash write-off related to deferred financing costs in connection with the paydown and termination of the Company’s warehouse line of $0.5 million.
Funds From Operations (FFO) for the first quarter of 2009 were $5.7 million, or $0.29 per basic and diluted share. Adjusted Funds From Operations (AFFO) amounted to $2.4 million, or $0.12 per basic and diluted share. FFO was impacted by the non-cash write-off of $0.5 million, or $0.02 per share, relating to deferred financing costs incurred in connection with the paydown and retirement of the Company’s warehouse line. FFO is the result of adding back to net income the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Cambridge properties and its acquisition of the Bickford properties. AFFO reflects additional adjustments for other non-cash income and expense items including stock-based compensation, straight-lining of lease revenue, the unrealized gain or loss on the revaluation of partnership units in relation to the Company’s investment in the Cambridge properties, the write-off of deferred financing costs in connection with the paydown and termination of the Company’s warehouse line and the unrealized gain or loss recognized on loans carried at the lower of cost or market. These adjustments are detailed on the Reconciliation of Non-GAAP Financial Measures attached hereto.

Care Investment Trust Inc.
Portfolio Activity
Wholly-owned and Partially-owned Real Estate
Wholly-owned real estate totaled $104.3 million at March 31, 2009, consisting of investments in 14 assisted and independent living and alzheimers’ facilities, all of which were net leased. In addition, Care had real estate investments in partially-owned entities of $63.7 million at the end of the first quarter 2009, consisting of investments in equity interests in limited liability entities owning nine medical office buildings as well as a joint venture acquisition of four assisted and independent living facilities.
Loan Portfolio
Net investments in loans were $138.3 million as of March 31, 2009, all of which were floating rate. The weighted average spread on the portfolio at March 31, 2009 was 5.76 percent over one-month LIBOR and the average maturity of the portfolio was approximately two years. The effective yield on the portfolio was 6.29 percent for the quarter ended March 31, 2009. All payments have been received on time and the Company has never had a payment default on any of its investments.
Operating Activities
Care generated total revenue of $6.1 million during the 2009 first quarter which included interest income from investments in loans of $2.9 million, rental revenue of $3.2 million and other income of $0.1 million. Other income included interest earned on cash balances, fee income and other miscellaneous income.
The Company incurred $1.9 million in operating expenses during the three months ended March 31, 2009, including $0.6 million in management fees and $2.3 million in marketing, general and administrative expenses, which included $0.9 million related to advisor fees in connection with the ongoing review of the Company’s strategic direction. Care also incurred approximately $0.9 million of depreciation and amortization expense relating to its investment in the Bickford properties as well as a favorable adjustment of $1.9 million recognized on its loans carried at the lower of cost or market.
Care’s net loss from investments in partially-owned entities amounted to $0.9 million for the three months ended March 31, 2009 and consisted of a $1.2 million loss, after depreciation charges of $2.4 million, related to the Company’s investment in the Cambridge properties as well as equity income of $0.3 million from Care’s investment in the Senior Management Concepts properties.
Interest expense totaled $2.1 million for the three months ended March 31, 2009, consisting of $0.2 million on the debt outstanding under the Company’s warehouse line of credit during the quarter, $0.5 million relating to the non-cash write-off of deferred financing costs in connection with the paydown and termination of the warehouse line, and $1.4 million relating to the mortgage debt incurred to finance the acquisition of the Bickford properties. The effective interest rate for the quarter on the Company’s mortgage debt borrowings incurred to finance the acquisition of the Bickford properties was 6.88 percent.

Care Investment Trust Inc.
Liquidity and Funding
At March 31, 2009, Care had $17.4 million in cash and cash equivalents. During the first quarter 2009 Care received $22.5 million from the sale of a mortgage investment. Subsequent to the end of the first quarter, Care received approximately $29 million from the prepayment of a loan obligation at par value.
F. Scott Kellman, Chief Executive Officer, stated, “Balance sheet strength improved significantly during the first quarter as we harvested $22.5 million from the sale of a mortgage and repaid all outstanding borrowings under our line of credit. Care now holds approximately $46 million in cash and cash equivalents and has no debt maturities prior to 2015.”
Conference Call Details
The Company will host a conference call on Monday, May 11, 2009, at 11:00 a.m. Eastern Time to discuss the first quarter results. The call may be accessed live by dialing (888) 549-7750 or by visiting the Company’s website at www.carereit.com.
Investors may access a replay by dialing (800) 406-7325, passcode 4064279, which will be available through May 18, 2009. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt. It is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
For more information on Care Investment Trust, please visit the Company’s website at
www.carereit.com.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Funds from Operations and Adjusted Funds from Operations
Funds From Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to

Care Investment Trust Inc.
FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.
The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
Adjusted Funds from Operations
Adjusted Funds From Operations, or AFFO, is a non-GAAP financial measure. We calculate AFFO as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets and non-cash equity compensation expenses and the effects of straight lining lease revenue, one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be taken when calculating the Company’s AFFO.
We believe that FFO and AFFO provide additional measures of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. The Company uses FFO and AFFO in this way, and also uses AFFO as one performance metric in the Company’s executive compensation program. The Company also believes that its investors also use FFO and AFFO to evaluate and compare the performance of the Company and its peers, and as such, the Company believes that the disclosure of FFO and AFFO is useful to (and expected of) its investors.
However, the Company cautions that neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating FFO and / or AFFO may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported FFO and / or AFFO may not be comparable to the FFO and AFFO reported by other REITs.
For more information on the Company, please visit the Company’s website at www.carereit.com
-Financial Tables to Follow-
FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:

Scott Kellman	Leslie Loyet
President & Chief Executive Officer	Analysts / Investors
(212) 771-9360	(312) 640-6672
scott.kellman@carereit.com	lloyet@mww.com

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands — except share and per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2009	2008
Revenue
Rental revenue	$3,172	$—
Income from investments in loans	2,874	4,687
Other income	96	147

Total revenue	6,142	4,834

Expenses
Management fees to related party	645	1,294
Marketing, general and administrative (including stock-based compensation of $5 and $187, respectively)	2,315	1,362
Depreciation and amortization	837	—
Adjustment to valuation allowance on loans held at LOCOM	(1,919)	—

Operating expenses	1,878	2,656

Loss from investments in partially-owned entities	941	1,108
Net unrealized (gain)/loss on derivative instruments	(1,269)	195
Realized gain on sale of loan to Manager	(22)	—
Interest expense including amortization and write-off of deferred financing costs	2,111	416

Net income	$2,503	$459

Income per share of common stock
Net income, basic and diluted	$0.12	$0.02

Basic and diluted weighted average common shares outstanding	20,030,662	20,875,070

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(dollars in thousands, except share and per share data)

	For the three months ended
	March 31, 2009
	FFO	AFFO
Net Income	$2,503	$2,503
Add:
Depreciation and amortization from partially-owned entities	2,383	2,383
Depreciation and amortization on owned properties	837	837
Write-off of deferred financing costs	—	512
Adjustment to valuation allowance for loans carried at LOCOM	—	(1,919)
Stock-based compensation	—	5
Straight-line effect of lease revenue	—	(636)
Obligation to issue operating partnership units	—	(1,271)

Funds From Operations and Adjusted Funds From Operations	$5,723	$2,414

FFO and Adjusted FFO per share basic and diluted	$0.29	$0.12
Weighted average shares outstanding — basic and diluted	20,030,662	20,030,662